PRESS RELEASE
Richard Roedel and Michael Robinson Join Broadview Networks’ Board of Directors
RYE BROOK, N.Y. — (Business Wire) — January 9, 2009 — Broadview Networks, a leading business communications provider, today announced it has added two members to its Board of Directors. Mr. Richard W. Roedel and Mr. Michael K. Robinson. In addition, Mr. Roedel will serve as the Chairman of the audit committee of the Board.
Mr. Roedel spent much of his career with BDO Seidman LLP, an international accounting and consulting firm, where he ultimately served as Chairman and Chief Executive Officer. Mr. Roedel currently serves as director of Brightpoint, Inc., IHS Inc., Sealy Corporation, Lorillard, Inc. and Luna Innovations Incorporated. Mr. Roedel is chairman of the audit committees of Brightpoint, Sealy, Lorillard and Luna and a member of the audit committee of IHS. Mr. Roedel is also a board member of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening audit committees. Mr. Roedel was on the board and chairman of the audit committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade was acquired by Siemens AG. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from 2002 until 2005, including Chairman and Chief Executive Officer. From 1971 through 2000, he was employed by BDO Seidman LLP, becoming an audit partner in 1980, later being promoted in 1990 to Managing Partner in Chicago and then Managing Partner in New York in 1994 and finally in 1999 to Chairman and Chief Executive Officer. Mr. Roedel is a graduate of The Ohio State University and a CPA.
Mr. Robinson has served as President and Chief Executive Officer of Broadview since March 2005, and has led Broadview through its mergers and integrations with ATX Communications and InfoHighway Communications, and most recently Lightwave Communications. Prior to joining Broadview, Mr. Robinson was employed by US LEC Corp (now part of Paetec), where he served as EVP and CFO from 1998-2005. Prior to joining US LEC, Mr. Robinson served for 10 years as EVP and CFO for various units of Alcatel (now Alcatel Lucent) in the U.S. as well as being responsible for certain international duties. In addition, Mr. Robinson held various executive positions with Siecor (now Corning) and Windward International, and holds an M.B.A. from Wake Forest University.
Commenting on the appointments, Mr. Steven F. Tunney, Chairman of the Board of Broadview Networks said, “The Board of Broadview is very excited to expand our board to include Rich and Mike. As Broadview continues to be part of the changing landscape in the telecom sector, Rich will lead our audit committee, and also actively participate in the evolution of our corporate governance. Rich’s background for both general leadership and management, as well as his subject matter expertise are great additions to our Board.”
Mr. Roedel, upon his acceptance to join the Broadview Board commented, “I am very excited with the opportunity to work with Steve, Mike and the rest of the Board and the leadership of Broadview. I am looking forward to contributing to the next steps of Broadview’s opportunity in the ever-changing telecom market. In addition to my role as audit committee Chair and the other important aspects of reporting and disclosure, I look forward to offering experiences from my prior roles in business to help Broadview continue its path toward operating and financial excellence.”
Mr. Tunney, noting Mr. Robinson’s addition to the Board said, “Mike has obviously been an integral part of Broadview’s transition and growth into a leader in the competitive communications market in the Northeast and Mid-Atlantic markets. His addition to the Board is recognition of his leadership role for Broadview.”
About Broadview Networks (www.broadviewnet.com)
Broadview Networks is a network-based business communications provider serving customers throughout the Northeast and Mid-Atlantic U.S. Broadview provides the total solution for business communications including local and long distance voice communications; hosted and premises-based VoIP systems; data services encompassing VPN- and MPLS-enabled applications; traditional telephone hardware; high-speed Internet services; a full suite of managed services; and a range of professional services. Broadview customers benefit from award winning customer service including a web-based account management tool and a primary point-of-contact for real-time, personal customer care.
Broadview Networks is a control investment of MCG Capital Corporation (NASDAQ: MCGC). Broadview Networks’ largest investors are MCG Capital, Baker Capital, and New Enterprise Associates.
The search for the independent Board of Directors member and Chairman of the Audit Committee position was conducted by Taylor Winfield, Inc. Through key relationships with premier venture capital firms, maturing client companies, and their executive network of visionary industry leaders, Taylor Winfield has conducted searches to create hundreds of high tech core management teams in enterprise software (applications and infrastructure), wireless, networking, computer hardware, services and semiconductors and now Healthcare, Medical, Clean Tech, Renewable Energy and Retail. For more information, visit www.taylorwinfield.com.

Contact:	Broadview Networks
Terri Drexler
914-922-7900
tdrexler@broadviewnet.com